UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                                 Washington, D.C. 20549

                                         FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

                                           Commission File Number 0-25754

                      KELLY RUSSELL STUDIOS, INC.
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       (Exact name of registrant as specified in its charter)

2905 Northwest Blvd, Suite 220, Plymouth, MN 55441 (612) 553-9992
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock
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     (Title of each class of securities covered by this Form)

                             None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) of 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]      Rule 12h-3(b)(1)(i)    [X]
         Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(ii)   [ ]      Rule 12h-3(b)(2)(ii)   [ ]
         Rule 15d-6             [ ]

         Approximate number of holders of record as of the certification or notice date: 127.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Kelly Russell Studios, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 28, 1996           KELLY RUSSELL STUDIOS, INC.



                                 By:/s/ George J. Vrabeck

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                                   --------------------------------
                                     George J. Vrabeck
                                     Chief Executive Officer